FOR IMMEDIATE RELEASE

COURT DECERTIFIES CLASS IN DOLLAR GENERAL

WAGE AND HOUR LAWSUIT

GOODLETTSVILLE, TENN – August 4, 2006 – Dollar General Corporation (NYSE:DG) announced today that the judge in the collective action lawsuit pending against the Company in the United States District Court for the Northern District of Alabama issued a ruling during the trial decertifying the class which had consisted of approximately 2,500 individuals. The case, styled Edith Brown, on behalf of herself and others similarly situated v. Dolgencorp, Inc. and Dollar General Corporation, CV02-C-0673-W, asserts claims under the Fair Labor Standards Act. The judge is allowing the 12 named plaintiffs in the lawsuit to proceed with their case.

The Company plans to continue to defend its position in this case, and, at this time, does not believe an adverse resolution will have a material effect on the Company’s financial statements taken as a whole. The Company presently does not know whether the plaintiffs intend to challenge the ruling.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,164 neighborhood stores as of July 28, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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CONTACT:  Emma Jo Kauffman  (615) 855-5525